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                                                              EXHIBIT 23.1
INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Investors Financial Services Corp. (the "Company") on Form S-3 of our report dated August 12, 1998 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the tax-free, pro rata distribution of Eaton Vance Corp.'s ownership in the Company), appearing in the Current Report on Form 8-K of the Company filed on August 19, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche LLP
Boston, MA
August 20, 1998